Exhibit 99.1

8500 Normandale Lake Blvd., Ste. 1230
Minneapolis, MN 55437

NEWS	FOR IMMEDIATE RELEASE

FASTENTECH, INC. REPORTS FISCAL 2006 SECOND QUARTER RESULTS

Net Cash Provided By Operating Activities Up 22% in Q2

Minneapolis, Minnesota – May 4, 2006 – FastenTech, Inc. today reported results for its fiscal second quarter and six months ended March 31, 2006:

Second Quarter Highlights

•	Net sales increased 26.5% to $104.5 million from $82.6 million in the year-ago quarter.

•	Organic net sales (revenues excluding the effects of acquisitions and a 1.1% unfavorable impact due to foreign currency fluctuations) were up 4.1% from the year-ago quarter, while acquisitions completed after the beginning of the fiscal second quarter of 2005 increased revenues 23.6%. Pro forma net sales (see schedule reconciling net sales from continuing operations to pro forma net sales in the accompanying tables) were essentially flat with the year-ago quarter after offsetting a 41.4% decline in military sales.

•	Operating income increased 15.3% to $10.2 million from $8.8 million in the year-ago quarter, reflecting the benefit of acquisitions completed after the beginning of the fiscal 2005 second quarter.

•	Pro forma adjusted earnings before interest, taxes, depreciation and amortization (“Pro forma Adjusted EBITDA”) (see schedule reconciling GAAP Income from continuing operations to Pro forma Adjusted EBITDA in the accompanying tables) were $15.8 million, or 15.1% of net sales, compared to $16.3 million, or 15.7% of net sales, in the year ago quarter. The decline can be attributed primarily to approximately $0.3 million in expenses associated with unconsummated strategic transactions and a sales mix shift between segments.

•	Net income was flat at $0.5 million compared to the year-ago quarter. Fiscal 2006 second quarter results reflect higher interest expense on long-term debt due to higher outstanding debt.

•	As of March 31, 2006, net debt, excluding $17.7 million of cash and cash equivalents, was $292.3 million, consisting of $175 million of 11.5% senior subordinated notes, due May 2011, $132 million drawn under a revolving credit facility, and $3.0 million of seller notes.

•	Net cash provided by operating activities increased 22% to $7.8 million compared to $6.4 million in the year-ago quarter.

Six Month Highlights

•	Fiscal 2006 year to date net sales increased 29.2% to $197.0 million from $152.4 million in fiscal 2005.

•	Organic net sales growth (sales growth over the year-ago period excluding the effects of foreign currency fluctuations and acquisitions) was 2.6%, while completed acquisitions and the impact of currency fluctuations increased reported revenues by 26.6%. Pro forma net sales were $201.4 million compared to $199.7 million last year after offsetting a 31.6% decline in military sales.

•	Operating income and margins were $19.2 million and 9.7% of sales, compared with $16.2 million and 10.6% of sales in 2005, reflecting the benefit of acquisitions completed after the beginning of fiscal 2005.

•	Pro forma Adjusted EBITDA was $30.2 million, or 15.0% of net sales, compared to $30.9 million, or 15.5% of net sales, in 2005. The decline can be attributed primarily to the sales mix between segments.

•	Net cash provided by operating activities was $9.1 million compared to cash usage of $6.9 million a year-ago.

Pro forma results reflect the impact of acquisitions as if such transactions had occurred as of October 1, 2004. For more information about these transactions see the Note to Accompanying Financial Statements section below.

“Performance in the fiscal second quarter continued to demonstrate the benefit of our end market breadth,” said Ron Kalich, President and Chief Executive Officer of FastenTech. “As with the first quarter, revenues and Adjusted EBITDA were in line with our targets. As a result of the expected decline in demand for military tracked vehicle components, organic sales growth in our Aerospace-grade segment fell below last year’s record setting second quarter level. Although we don’t expect a rebound in demand for military components in the near term, we do expect sales of gas turbine components, particularly for maintenance, repairs, and overhaul, to begin offsetting the decline in the fiscal second half. In our Specialized Components segment, demand continues to strengthen across all our product lines. In fact, sales from this segment set a new record high for the quarter and reflects a trend we expect will continue through fiscal 2006.”

Fiscal Second Quarter Segment Summary

Aerospace-grade Components

Net sales increased $9.9 million, or 25.3%, to $49.0 million compared to $39.1 million the year-ago quarter. The current quarter results benefited from acquisitions completed after the beginning of the fiscal 2005 second quarter, which had a favorable impact on net sales of 33.5% and was partly offset by a 8.2% decline in organic sales due to lower demand for military tracked vehicle components. Pro forma net sales were $49.0 million compared to $54.0 million the year-ago quarter.

Adjusted EBITDA was $9.7 million, or 19.7% of net sales compared to $8.0 million, or 20.4% of net sales, for the year-ago quarter, reflecting the benefit of acquisitions completed after the beginning of the fiscal 2005 second quarter. Pro forma Adjusted EBITDA was $9.7 million, or 19.7% of net sales, compared to $11.3 million, or 20.8% of net sales, for the year-ago quarter.

Specialized Components

In the fiscal 2006 second quarter, the Company completed certain organizational and operational changes to begin reporting the financial results of Progressive Stamping (the last remaining business unit within the Application-specific segment) in with the Specialized Components Segment. Prior periods have been restated to reflect this change

Net sales increased $12.0 million, or 27.6%, to $55.6 million compared to $43.6 million in the year-ago quarter. The increase was due to organic net sales growth of 15.1%, moderated by an adverse impact of 2.1% on sales due to unfavorable foreign currency fluctuations, while the acquisition completed in the fiscal 2006 first quarter had a favorable impact on net sales of 14.6%. The organic net sales growth reflected strong demand across all end markets. Pro forma net sales were $55.6 million compared to $49.3 million for the year-ago quarter, reflecting increased demand across all end markets. These gains were also partly offset by the effects of the foreign currency fluctuations discussed earlier.

Adjusted EBITDA was $8.3 million, or 15.0% of net sales compared to $6.3 million, or 14.5% of net sales, for the year-ago quarter. The benefit of the first quarter 2006 acquisition and higher sales were offset by higher raw material and fuel costs in the Company’s critical engine components business and the effects of foreign currency fluctuations. Pro forma Adjusted EBITDA was $8.3 million, or 15.0% of net sales compared to $7.1 million, or 14.3% of net sales, for the year-ago quarter.

Other Items

Form 10-Q: The Company expects to file its quarterly report on Form 10-Q for the period ended March 31, 2006 with the Securities and Exchange Commission by May 15, 2006. This press release should be read in conjunction with that filing, which will be available on the Company’s website at www.fastentech.com, under the Investor Relations tab.

Quarterly Conference Call

FastenTech will hold a conference call on Friday, May 5, 2006 at 9:00 a.m. ET to discuss its fiscal 2006 second quarter results. Please dial (800) 500-3170 and provide the operator with confirmation code 4358045 to participate in the call in a listen only mode. The Company will also provide a live webcast of the call which may be accessed under the Investor Relations tab of the Company’s website. A telephonic replay of the call will be available approximately two hours after the call until Wednesday, May 10, 2006. To listen to a telephonic replay of the call dial (888) 203-1112 and use the same confirmation code. A webcast replay of the call will also be available for ninety days, as well as a conference call transcription, which will be available three business days after the conference call, on the Company’s website (www.fastentech.com) under the Investor Relations tab.

About the Company

FastenTech, Inc., headquartered in Minneapolis, Minnesota, is a leading manufacturer and marketer of highly engineered specialty components that provide critical applications to a broad range of end-markets, including the power generation, industrial, military, construction, medium to heavy duty truck, recreational and automotive/ light truck markets. For more information about the Company, please visit: www.fastentech.com.

Adjusted EBITDA and Other Non-GAAP Supplemental Information

Adjusted EBITDA and pro forma results are non-GAAP measures presented in this press release as supplemental disclosures to operating income and reported results. The Company uses Adjusted EBITDA as a basis for presenting and using financial data to aid it in making internal operating decisions. It defines Adjusted EBITDA as earnings before interest, taxes, depreciation, amortization, and non-operating items. Proforma results are presented to aid in the analyses of reported results because of the significant acquisition activity the Company has engaged in over the past twenty-four months. Proforma results are calculated as if the acquisitions that were completed after the beginning of a reported accounting period had occurred as of the beginning of the respective accounting period. Neither Adjusted EBITDA, nor pro forma results are intended to represent and should not be considered more meaningful than, or an alternative to, operating income, cash flows from operating activities or other measures of performance in accordance with generally accepted accounting principles.

The Company includes Adjusted EBITDA data and pro forma results because it is how management measures operating segment performance. It also realizes that certain investors use such information as one measure of an issuer’s historical ability to service debt and as a measure of operations. However, because of potential inconsistencies in the method of calculation, neither Adjusted EBITDA nor pro forma results are necessarily comparable to other similarly titled captions used by other companies or definitions used in the Company’s debentures, credit, or other similar agreements.

Note to Accompanying Financial Statements

In the accompanying financial statements, the unaudited pro forma information assumes that the acquisitions of Spun Metals, Inc., GCE Industries, Inc., the assets of Special Processes of Arizona, the assets of Triumph Engineered Solutions Wisconsin facility, Acraline Products, Inc., General Products, Erie Bolt Corporation and BNC & Associates, Inc. had occurred at the beginning of fiscal 2005. The pro forma results are not necessarily indicative of what actually would have occurred if the transactions had been in effect for the periods presented, are not intended to be a projection of future results, and do not reflect any cost savings that might be achieved from the combined operations. The Condensed Consolidated Income Statements include the operating results for the acquired companies from the date of acquisition.

Forward Looking Statements

Certain statements in this press release are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created thereby. Please read these results in conjunction with the company’s documents filed with the Securities and Exchange Commission, including the company’s quarterly report on Form 10-Q for the period ended March 31, 2006 and the company’s annual report on Form 10-K for the fiscal year ended September 30, 2005. These filings identify important risk factors and other uncertainties that could cause actual results to differ from those contained in the forward-looking statements. Actual results may differ materially from these statements. Forward-looking statements are identified by such forward-looking terms as “may,” “will,” “could,” “should,” “seeks,” “intends,” “estimates,” “guidance,” “expects,” “believes,” “anticipates” or “plans” or the negative thereof or other comparable terms, or by discussions of strategy, plans or intentions. In light of these and other uncertainties, the inclusion of forward-looking statements in this press release should not be regarded as a representation by FastenTech that FastenTech’s plans and objectives will be achieved. The Company does not assume any obligation to update any forward-looking statements or other information contained in this press release. Further information concerning factors that could cause actual results to differ materially from those in the forward-looking statements are contained from time to time in the Company’s SEC filings which can be viewed on the Company’s website at www.fastentech.com or at www.sec.gov.

Contacts:	Michael R. Elia, Senior VP and CFO	Mike Vanyo, VP and Corporate Controller
	(952) 921-2091	(952) 921-2092

FastenTech, Inc. and Subsidiaries

Condensed Consolidated Statement of Operations - Unaudited

(Amounts in Thousands)

	Three months ended March 31,		Six months ended March 31,
	2006	2005	2006	2005
Net sales	$104,546	$82,634	$196,963	$152,412
Cost of sales	78,035	62,316	147,787	114,070

Gross profit	26,511	20,318	49,176	38,342
Selling, general and administrative expenses	16,353	11,509	30,003	22,136

Operating income	10,158	8,809	19,173	16,206
Other income (expense):
Interest expense - long term debt	(8,131)	(6,473)	(15,795)	(12,612)
Interest expense - redeemable preferred stock	(756)	(1,175)	(1,480)	(1,175)
Gain on repurchase of redeemable preferred stock	—	—	2,210	—
Other, net	(8)	316	193	190

	(8,895)	(7,332)	(14,872)	(13,597)

Income before income tax expense	1,263	1,477	4,301	2,609
Income tax expense	787	1,033	1,391	1,474

Net income	$476	$444	$2,910	$1,135
Less preferred stock dividends	—	—	—	(1,169)

Net income (loss) applicable to common stockholders	$476	$444	$2,910	$(34)

FastenTech, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Amounts in Thousands)

	March 31, 2006	September 30, 2005
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$17,747	$11,730
Accounts receivable, net	61,702	57,427
Inventory, net	88,192	78,832
Other current assets	4,492	4,983

Total current assets	172,133	152,972
Goodwill and intangible assets, net	110,334	103,294
Property, plant and equipment, net	92,020	90,532
Other assets	10,601	10,591

Total assets	$385,088	$357,389

Liabilities and Stockholders’ Equity (Deficiency in Assets)
Current liabilities:
Accounts payable	$34,334	$29,272
Accrued interest	9,204	8,745
Other accrued liabilities	13,706	14,160
Current portion of long-term debt	3,000	5,000

Total current liabilities	60,244	57,177
Long–term debt	307,000	277,000
Redeemable preferred stock	10,992	17,481
Other long–term liabilities	33,636	36,839

Total liabilities	411,872	388,497
Stockholders’ equity (deficiency in assets)	(26,784)	(31,108)

Total liabilities and stockholders’ equity (deficiency in assets)	$385,088	$357,389

FastenTech, Inc. and Subsidiaries

Condensed Consolidated Statement of Cash Flows

(Amounts in Thousands)

(Unaudited)

	Six Months Ended March 31,
	2006	2005
Cash flows from operating activities
Net income	$2,910	$1,135
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	6,789	5,506
Amortization	2,192	609
Noncash interest expense-long term debt	724	703
Gain on repurchase of redeemable preferred stock	(2,210)	—
Noncash interest expense-redeemable preferred stock	1,480	1,175
Changes in operating assets and liabilities:
Accounts receivable	238	(2,692)
Inventory	(2,864)	(6,778)
Other current assets	(196)	239
Accounts payable	2,921	3,503
Accrued interest	459	220
Income taxes	557	(4,979)
Other current liabilities	(2,891)	(4,735)
Other	(994)	(797)

Net cash provided by (used in) operating activities	9,115	(6,891)
Cash flows from investing activities
Cash used for acquisitions, net of cash acquired	(20,884)	(45,101)
Additions to property, plant and equipment, net	(3,647)	(7,461)

Net cash used in investing activities	(24,531)	(52,562)
Cash flows from financing activities
Net borrowings (repayments) under revolver	33,000	42,000
Payment of subordinated notes	(3,500)
Repurchase of common and preferred stock, net	(8,307)	—
Other	203	27

Net cash provided by financing activities	21,396	42,027
Effect of exchange rate fluctuations on cash	37	189

Net (decrease) increase in cash and cash equivalents	6,017	(17,237)
Cash and cash equivalents at beginning of period	11,730	29,222

Cash and cash equivalents at end of period	$17,747	$11,985

FastenTech, Inc. and Subsidiaries

Supplemental Information – Unaudited

Sales, Adjusted EBITDA, Proforma Reconciliation

(Amounts in Thousands)

	Three months ended March 31,		Six Months ended March 31,
	2006	2005	2006	2005
Sales Reconciliation:
Net Sales per income statement	$104,546	$82,634	$196,963	$152,412
Pre-acquisition sales of acquired companies	—	20,621	4,411	46,980

Pro Forma Sales	$104,546	$103,255	$201,374	$199,392

EBITDA Reconciliation:
Net income	$476	$444	$2,910	$1,135
Add back:
Income tax expense	787	1,033	1,391	1,474
Depreciation and amortization	4,714	3,471	8,981	6,115
Interest expense - long term debt	8,131	6,473	15,795	12,612
Interest expense - redeemable preferred stock	756	1,175	1,480	1,175
Gain on repurchase of redeemable preferred stock	—	—	(2,210)	—
Excess of fair value assigned to inventory included in cost of sales	909	—	1,271	—

Reported EBITDA	$15,773	$12,596	$29,618	$22,511

Memo: Other income, net, included above	8	(316)	(193)	(190)
Memo: Severance related charges included above	45	—	90	—

Adjusted EBITDA	$15,826	$12,280	$29,515	$22,321
Pre-acquisition operating income of acquired companies	—	3,038	616	6,482
Pre-acquisition depreciation and amortization of acquired companies	—	940	71	2,079

Pro Forma Adjusted EBITDA	$15,826	$16,258	$30,202	$30,882

FastenTech, Inc. and Subsidiaries

Supplemental Information – Unaudited

Segment Analyses – Reported and Proforma

(Amounts in Thousands)

	Three Months Ended March 31,		Six Months Ended March 31,
Reported Segment Results	2006	2005	2006	2005
Net sales
Specialized Components	$55,596	43,557	$99,994	84,641
Aerospace-grade Components	49,026	39,132	97,093	67,846
Eliminations	(76)	(55)	(124)	(75)

Total Reported net sales	$104,546	$82,634	$196,963	$152,412

Adjusted EBITDA
Specialized Components	$8,331	6,331	14,521	12,583
Aerospace-grade Components	9,661	7,999	18,889	13,516
Unallocated corporate operating expenses	(2,166)	(2,050)	(3,895)	(3,778)

Adjusted EBITDA	$15,826	$12,280	$29,515	$22,321

	Three Months Ended March 31,		Six Months Ended March 31,
Proforma Segment Results	2006	2005	2006	2005
Net sales
Specialized Components	$55,596	49,300	$104,405	96,256
Aerospace-grade Components	49,026	54,010	97,093	103,211
Eliminations	(76)	(55)	(124)	(75)

Total Proforma net sales	$104,546	$103,255	$201,374	$199,392

Adjusted EBITDA
Specialized Components	$8,331	7,054	$15,208	13,835
Aerospace-grade Components	9,661	11,254	18,889	20,825
Unallocated corporate operating expenses	(2,166)	(2,050)	(3,895)	(3,778)

Proforma Adjusted EBITDA	$15,826	$16,258	$30,202	$30,882

FastenTech, Inc. and Subsidiaries

Supplemental Information – Unaudited

Sales Analyses by Market – Reported and Proforma

(Amounts in Thousands)	Three Months Ended March 31,		Y-O-Y % Chg.	%of 2006 Sales	Six Months Ended March 31,		Y-O-Y % Chg.	% of 2006 Sales
	2006	2005			2006	2005
Reported Sales by Market
Power Generation/Aerospace	$33,431	$21,820	53%	32%	$63,829	$33,021	93%	32%
Med/Heavy Duty Truck	12,821	11,900	8%	12%	23,783	23,047	3%	12%
Industrial	16,343	12,134	35%	16%	30,347	22,779	33%	15%
Military	7,536	11,206	-33%	7%	18,032	23,364	-23%	9%
Construction	16,629	9,286	79%	16%	27,478	17,679	55%	14%
Recreational	7,421	7,994	-7%	7%	14,677	15,073	-3%	8%
Light Vehicle	10,441	8,349	25%	10%	18,941	17,524	8%	10%
Interco Eliminations	(76)	(55)		0%	(124)	(75)		0%

Total Reported Sales	$104,546	$82,634	27%	100%	$196,963	$152,412	29%	100%

Proforma Sales by Market
Power Generation/Aerospace	33,431	32,996	1%	32%	63,829	61,243	4%	32%
Med/Heavy Duty Truck	12,821	11,900	8%	12%	23,783	23,047	3%	12%
Industrial	16,343	14,174	15%	16%	30,347	26,914	13%	15%
Military	7,536	12,868	-41%	7%	18,032	26,370	-32%	9%
Construction	16,629	15,029	11%	16%	31,889	29,296	9%	16%
Recreational	7,421	7,994	-7%	7%	14,677	15,073	-3%	7%
Light Vehicle	10,441	8,349	25%	10%	18,941	17,524	8%	9%
Interco Eliminations	(76)	(55)		0%	(124)	(75)		0%

Total Proforma Sales	$104,546	$103,255	1%	100%	$201,374	$199,392	1%	100%

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